Exhibit 99.1

NEW FRONTIER MEDIA FILES FISCAL FIRST QUARTER 2013 FORM 10-Q

BOULDER, CO, August 23, 2012 — New Frontier Media, Inc. (NasdaqGS: NOOF), a leading provider of transactional television services and distributor of general motion picture entertainment, today announced that it filed with the Securities and Exchange Commission its Form 10-Q for the first fiscal quarter ended June 30, 2012.  The Form 10-Q was required to be filed with the Commission on August 14, 2012 in order to be timely filed. On August 17, 2012, the company received a letter from the Nasdaq Stock Market LLC stating that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) as a result of the late filing. By virtue of the subsequent filing of the Form 10-Q, the company  believes that it has regained compliance with the Nasdaq’s continued listing standards and that no further action is required by the company with respect to this matter in order for it to remain uninterrupted the listing of its common stock on the Nasdaq Stock Market.

About New Frontier Media, Inc.

The company is a provider of transactional television services and a distributor of general motion picture entertainment. Its Transactional TV segment distributes adult content to cable and satellite providers who then distribute the content to retail consumers via video-on-demand (VOD) and pay-per-view (PPV) technology. Programming originates from the company’s state of the art digital broadcast infrastructure in Boulder, Colorado.  It obtains its programming primarily by licensing content distribution rights from movie studios, and it distributes new and unique programming in order to provide consumers with an exceptional viewing experience.

Its Film Production segment is a distributor of mainstream and erotic films.  The films are distributed to cable and satellite operators, premium movie channel providers and other content distributors.  The company acts as a sales agent for mainstream films and produces erotic films.  The segment also periodically provides contract film production services to major Hollywood studios.

The company is headquartered in Boulder, Colorado, and its common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, gwilliams@noof.com, and please visit our web site at www.noof.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements.  In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements contained in this press release may relate to, but are not limited to, statements regarding the company’s expected compliance with Nasdaq Listing Rules and the company’s continued listing on the Nasdaq Stock Market.  Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the risks detailed in the company’s filings with the Commission, including its most recent periodic and current reports.  The company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate, whether as a result of new information, future events or otherwise.